UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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☐       Definitive Proxy Statement

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☐       Soliciting Material Pursuant to §240.14a-12

JOHN HANCOCK FUNDS II

(Name of Registrant as Specified in Its Charter)

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October 1, 2021

Dear valued shareholder:

Since our initial proxy communication in mid-September informing you of the John Hancock Short Duration Credit Opportunities Fund’s (the “Target Fund”) Special Meeting of Shareholders scheduled for October 27, 2021, I am pleased to report that shareholders are taking time to cast their vote.

Your Board of Trustees (“Board”) unanimously recommends that shareholders vote “FOR” the Agreement and Plan of Reorganization (the “merger”) between the Target Fund and the John Hancock Opportunistic Fixed Income Fund (the “Acquiring Fund”).

Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the pre-paid envelope provided, or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-833-290-2604 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 A.M. to 11 P.M. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation process. You may receive a telephone call from a DCP representative who will be able to answer any question you may have regarding the proxy and to assist you in voting. You can call DCP at 1-833-290-2604 during normal business hours, Monday – Friday, 10:00 A.M. – 11:00 P.M., Eastern if you have any questions regarding the proxy.

Thank you in advance for your support,

Andrew G. Arnott

President and CEO,

John Hancock Investment Management

Head of Wealth and Asset Management,

United States and Europe

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